UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2010

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois		60555
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (630) 753-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 31, 2010, Navistar Financial Securities Corporation, a Delaware corporation (“NFSC”), Navistar Financial Corporation, a Delaware corporation (“NFC”), and The Bank of New York Mellon, a New York banking corporation, as Master Trust Trustee (the “Master Trust Trustee”), entered into Amendment No. 9 to the Pooling and Servicing Agreement (the “PSA Amendment”). The PSA Amendment, among other things, (i) requires that any dealer notes transferred to the Navistar Financial Dealer Note Master Trust (the “Master Trust”) by NFSC be issued by a dealer that meets certain eligibility criteria specified therein, (ii) upon satisfaction of certain conditions described in the PSA Amendment, allows NFSC to designate certain eligible dealers as a dealer whose dealer notes will no longer be permitted to be transferred to the Master Trust, and, at NFSC’s election, allows that any dealer notes issued by such dealer to be removed from the Master Trust and (iii) upon a dealer becoming an ineligible dealer as defined in the PSA Amendment, NFSC shall not transfer dealer notes issued by such ineligible dealer to the Master Trust, and NFSC has the right to remove all of the dealer notes issued by such ineligible dealer held by the Master Trust. The PSA Amendment is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Pursuant to generally accepted accounting principles, the PSA Amendment will require the assets and liabilities of the Master Trust to be consolidated into the assets and liabilities of Navistar International Corporation (the “Company”). Effective with this amendment, the Company’s assets (primarily representing finance receivables) and liabilities (primarily representing debt) will each increase by approximately $600 million.

ITEM 7.01	REGULATION FD DISCLOSURE

In accordance with General Instruction B.2. to Form 8-K, the following information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Navistar International Corporation, the nation’s largest combined commercial truck, school bus and mid-range diesel engine producer, announced that Daniel C. Ustian, Chairman, President and Chief Executive Officer, will discuss business opportunities and other matters related to the Company during the Jefferies 6th Annual Global Industrials and A&D Conference in New York on August 10th at 11:30 AM ET.

Live audio web casts will be available for the presentation at http://ir.navistar.com/events.cfm. Investors are advised to log on to the web site at least 15 minutes prior to the presentation to allow sufficient time for downloading any necessary software. The web cast will be available for replay at the same address approximately three hours following its conclusion, and will remain available for a period of 12 months or such earlier time as the information is superseded or replaced by more current information.

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The Company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 10.1	Amendment No. 9 to the Pooling and Servicing Agreement, dated July 31, 2010, among Navistar Financial Securities Corporation, Navistar Financial Corporation and The Bank of New York Mellon, a New York banking corporation, as Master Trust Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
Registrant

Date: August 3, 2010	/s/ Andrew J. Cederoth
Andrew J. Cederoth Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Amendment No. 9 to the Pooling and Servicing Agreement, dated July 31, 2010, among Navistar Financial Securities Corporation, Navistar Financial Corporation and The Bank of New York Mellon, a New York banking corporation, as Master Trust Trustee.